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                                                                      EXHIBIT 8


                                 LAW OFFICES
           HEISKELL, DONELSON, BEARMAN, ADAMS, WILLIAMS & CALDWELL
                          A PROFESSIONAL CORPORATION
                  TWENTIETH FLOOR, FIRST TENNESSEE BUILIDNG
                              165 MADISON AVENUE
                              MEMPHIS, TN  38103
                                (901) 526-2000
                                  FACSIMILE
                                (901) 577-2303


                                October 28, 1994


First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee 38103

Re:   MERGER WITH CARL I. BROWN AND COMPANY - FEDERAL INCOME TAX CONSEQUENCES

Gentlemen:

         We have acted as counsel for First Tennessee National Corporation ("FTNC") and First Tennessee Bank National Association ("FTB") in connection with the Agreement and Plan of Merger dated as of September 6, 1994 (the "Agreement"), by and between FTNC, FTB and Carl I. Brown and Company ("Mortgage Bank"). The Agreement provides that FTNC will form a new wholly-owned subsidiary ("Interim") under the laws of the State of Kansas and that Interim will be merged with and into Mortgage Bank (the "Merger") under the applicable provisions of the Kansas General Corporation Code. The corporate existence of Interim will cease, and Mortgage Bank will become the surviving corporation. Pursuant to the Agreement, each share of Mortgage Bank common stock issued and outstanding as of the Effective Time will be converted into shares of FTNC Common Stock based on a Closing Measurement Price Number set by reference to the average price of the FTNC Common Stock during a specified twenty (20) business-day period prior to the date of the Merger. No fractional shares of FTNC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, FTNC will make a cash payment equal to the fractional interest which an Mortgage Bank shareholder would otherwise receive multiplied by the Closing Measurement Price of FTNC Common Stock as provided in Section 2.3 of the Agreement. No Mortgage Bank shareholder willreceive cash for an amount in excess of the value of one (1) share of FTNC Common Stock. This opinion is provided pursuant to the requirements of Item 4 of Form S-4 and Section 8.2(b) of the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

         We have been provided with an Officer's Certificate in which officers of FTNC make certain representations on behalf of FTNC regarding the Merger, and we have been provided with Certificates in which officers and shareholders of Mortgage Bank make certain representations with respect to Mortgage Bank
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First Tennessee National Corporation
October 28, 1994
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regarding the Merger (the "Certificates").  We assume those representations to be not only statements in the signers' best information but also currently true statements, and we rely thereon in rendering this opinion.

         In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

         Based on the foregoing, and assuming that the representations made in the Certificates also will be true as of the Effective Time of the Merger as defined in the Agreement, we are of the opinion that, upon consummation of the Merger in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

         (a) Provided that the Merger qualifies as a statutory merger under the Kansas General Corporation Code the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and FTNC and Mortgage Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by Mortgage Bank or FTNC by reason of the Merger.

         (c) No gain or loss will be recognized by the shareholders of Mortgage Bank upon receipt of FTNC Common Stock in exchange for their Mortgage Bank common stock, except as described below with respect to stockholders who receive cash in lieu of fractional share interests in FTNC Common Stock.

         (d) The basis of the FTNC Common Stock received by Mortgage Bank shareholders who exchange Mortgage Bank common stock for FTNC Common Stock will be the same as the basis of the Mortgage Bank common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         (e) The holding period of the FTNC Common Stock received by a Mortgage Bank stockholder will include the period during which the Mortgage Bank common stock surrendered in exchange therefor was held, provided that such Mortgage Bank common stock was held by such Mortgage Bank stockholder as a capital asset as of the Effective Time.
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First Tennessee National Corporation
October 28, 1994
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         (f)     A stockholder of Mortgage Bank common stock who receives cash in the Merger in lieu of a fractional share interest in FTNC Common Stock will be treated as having received cash in redemption of such fractional share interest. Provided that such Mortgage Bank common stock was held by such Mortgage Bank stockholder as a capital asset as of the Effective Time, the receipt of such cash should generally result in capital gain or loss equal to the difference between the amount of cash received and the portion of such Mortgage Bank stockholder's adjusted basis in the shares of Mortgage Bank common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of Mortgage Bank common stock for which cash is received is more than one (1) year.

         The shares of Mortgage Bank common stock referred to herein do not include any stock rights, rights or options to acquire Mortgage Bank common stock. Notwithstanding the foregoing, no opinion is hereby expressed whether a Mortgage Bank shareholder may properly be required to report a portion of any shares of FTNC Common Stock received after the Closing Date [either because of a release of such shares from the escrow established pursuant to Section 2.6(c)(iv) of the Agreement or because of the delivery of such shares at the Supplemental Closing pursuant to Section 2.9] as either imputed interest or as original issue discount pursuant to any provision of the Code.

         Based on the foregoing assumptions, we are further of the opinion that under the corporate income or excise tax laws of the State of Kansas, no gain or loss will be recognized by Mortgage Bank or FTNC by reason of the merger.

         This opinion is limited to the effect of the income tax laws of the United States of America and the State of Kansas, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America and this state. We have not considered the effects of the transaction on the stockholders of Mortgage Bank under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of sales and use taxes or any other state and local taxes except for corporate income or excise taxes. We express no opinion as to the federal income tax consequences of the exchange of Mortgage Bank shares by any individual who receives such shares as compensation and holds them at the Effective Time subject to any restriction related to employment.

         Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.
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First Tennessee National Corporation
October 28, 1994
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         The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose. Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4, relating to the issuance of shares of FTNC Common Stock in the Merger, to be filed by FTNC with the Securities and Exchange Commission, and to all references to this firm in the Prospectus that is a part of the Registration Statement.

                                        Very truly yours,

                                        HEISKELL, DONELSON, BEARMAN,
                                        ADAMS, WILLIAMS & CALDWELL, P.C.



                                        By:    Wm H. D. Fones, Jr.
                                            ---------------------------
                                                A Member Thereof